Exhibit 99.1

Mid-Con Energy Partners, LP Announces First Quarter 2019 Operating and Financial Results and Quarterly Distribution on Preferred Units

TULSA, May 1, 2019 (GLOBE NEWSWIRE) -- Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today its operating and financial results for the first quarter 2019.

“We continue to transform Mid-Con Energy through acquisitions and divestitures that are focused on improving our financial flexibility and utilizing our operational expertise to maximize the value of our assets,” said President and Chief Executive Officer Jeff Olmstead. “On March 28, 2019, we closed on the previously-announced Strategic Transaction. This transaction consisted of two agreements, the disposition of substantially all of our Texas assets and the acquisition of producing assets in Caddo, Grady, and Osage Counties, Oklahoma. The net effect of the transaction was to significantly reduce outstanding debt and to add long-lived, low-decline assets with the potential for margin enhancements through operational efficiency to our portfolio. Going forward, we believe Unit Holders and the Partnership will benefit from an improved capital structure, lower decline-rate portfolio with development opportunities, and flexibility to prioritize cash flow towards development projects, additional accretive acquisitions or to continue to pay down debt.”

Olmstead continued, “We are excited with the upside potential within our assets and we will continue to demonstrate capital discipline, while executing operationally. As we look to the future, we expect to continue evaluating potential acquisitions of waterflood assets as well as complementary long-lived, low-decline producing properties where we believe the opportunity exists to enhance margins through our competitive operational strengths.”

Recent Highlights

•	Closed the divestiture of substantially all of the Partnership’s Texas assets for $60.0 million in proceeds on March 28, 2019, subject to customary purchase price adjustments;
•	Closed the acquisition of producing properties in Caddo, Grady, and Osage Counties in Oklahoma for $27.5 million on March 28, 2019, subject to customary purchase price adjustments;
•	Averaged first quarter 2019 production of 3,467 barrels of oil equivalent per day (Boe/d);
•	Reported net loss of $3.8 million for the first quarter 2019;
•	Reduced senior debt balance from $93.0 million at December 31, 2018, to $68.0 million as of March 31, 2019;
•	Amended credit agreement on March 28, 2019, resulting in new borrowing base of $110.0 million which provides $42.3 million in liquidity, net of letters of credit as of April 26, 2019;
•	Reported total leverage ratio as defined by credit agreement of 3.35x as of March 31, 2019;
•	Generated first quarter 2019 adjusted EBITDA of $4.5 million(1).

(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to the most directly comparable GAAP measure in the attached table under “Non-GAAP Financial Measures.”

FIRST QUARTER 2019 RESULTS

Production - Production for the first quarter of 2019 was 312 MBoe, or 3,467 Boe/d with a 94% oil weighting. On a daily basis, this represented a 5% decrease sequentially and a 24% increase year-over-year. Production in the first quarter of 2019 was adversely impacted by winter weather in Wyoming and Texas as well as by shut-ins in Wyoming due to realized pricing. Year-over-year production increase was primarily due to the acquisition of Oklahoma and Wyoming properties during 2018, partially offset by the natural declines in the Texas properties. The Partnership drilled 2 new producing wells in Oklahoma and completed 2 wells in Texas during the first quarter 2019.  We also returned 9 wells to production in Oklahoma and 2 in Wyoming during the same period.

Revenue and Price Realizations - Oil and natural gas sales were $14.8 million in the first quarter of 2019, or $47.58/Boe. On a per Boe basis, this represented a 2% decrease sequentially and was primarily due to lower production.  Cash settlements received for matured derivatives, inclusive of net premiums, were $0.1 million in the first quarter of 2019, or $0.46/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $3.39/Boe in the fourth quarter of 2018. Cash settlements received from matured derivatives, inclusive of net premiums were $5.25/Boe in the first quarter of 2018. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $48.03/Boe in the first quarter of 2019, $44.93/Boe in the fourth quarter of 2018, and $53.13/Boe in the first quarter of 2018.

Lease Operating Expenses (“LOE”) - LOE was $6.8 million in the first quarter of 2019, representing a 3% increase from the fourth quarter of 2018 and an increase of 42% from the first quarter of 2018.  On a per Boe basis, LOE in the first quarter of 2019 was $21.89/Boe an increase of 11% sequentially and an increase of 19% year-over-year.  The sequential increase in aggregate LOE, and on a per BOE basis, is primarily due to lower production and higher costs associated with winter weather.  The year-over-year variance on aggregate LOE, and on a per Boe basis, was primarily due to the acquisition of the Oklahoma and Wyoming properties during 2018.

Production and Ad Valorem Taxes - Production and ad valorem taxes in the first quarter of 2019 were $1.3 million, or $4.11/Boe, reflecting an effective tax rate of 8.6%. Production and ad valorem taxes in the fourth quarter of 2018 were $1.7 million, or $4.99/Boe, for an effective tax rate of 10.3%. Production and ad valorem taxes in the first quarter of 2018 were $1.0 million, or $4.10/Boe, reflecting an effective tax rate of 5.9%.  The sequential decrease in effective tax rate was primarily due to ad valorem tax adjustments related to acquisitions that impacted fourth quarter 2018.

General and Administrative Expenses (“G&A”) - G&A in the first quarter of 2019 was $2.7 million, or $8.53/Boe. This compares to fourth quarter 2018 G&A of $1.6 million, or $4.64/Boe. G&A in the first quarter of 2018 was $1.9 million, or $7.52/Boe. The increase both sequentially and year-over-year was primarily due to professional and other fees related to acquisition and divestiture activities.

Net Income (Loss) - For the first quarter of 2019, Mid-Con Energy reported net loss of $3.8 million. Net loss per limited partner unit was $0.16 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.6 million (basic and diluted). Net income for the fourth quarter of 2018 was $2.4 million, or $0.04 (basic) and $0.02 (diluted) per limited partner unit, based on a weighted average of 30.4 million (basic) and 52.6 million (diluted). Net loss for the first quarter of 2018 was $10.4 million, or $0.37 per limited partner unit (basic and diluted), based on a weighted average of 30.2 million limited partner units outstanding during the period.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2019 was $4.5 million, or $14.42/Boe, compared to $15.12/Boe in the fourth quarter of 2018 and $23.81/Boe in the first quarter of 2018. The sequential decrease in Adjusted EBITDA, in aggregate and per Boe, was primarily due to lower production and increased professional and other fees related to acquisition and divestiture activities.

BALANCE SHEET, LIQUIDITY AND BORROWING BASE SUMMARY

On March 28, 2019, in conjunction with the closing of the sale of the Partnership’s Texas assets and concurrent acquisition of producing properties in Caddo, Grady, and Osage Counties in Oklahoma, the Partnership’s borrowing base was updated to $110.0 million. As of March 31, 2019, the Partnership had $68.0 million of borrowings outstanding on its revolving credit facility. The next borrowing base redetermination will be before or during the fall of 2019.

On April 26, 2019, total liquidity was $42.3 million, which consisted of $1.3 million of cash and $41.0 million of available borrowings under its revolving credit facility.

STRATEGIC TRANSACTION

On March 28, 2019, the Partnership announced the closing of the previously announced Strategic Transaction, which included the divestiture of substantially all of Mid-Con Energy’s Texas assets for $60.0 million in proceeds and the simultaneous acquisition of producing properties in Caddo, Grady, and Osage Counties in Oklahoma for $27.5 million.  Each individual transaction is subject to customary purchase price adjustments.  Further, in conjunction with the closing of the transaction, the Partnership and its lenders executed Amendment No. 13 to the Credit Agreement and set the borrowing base at $110.0 million.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of March 31, 2019, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

Period Covered	Differential Fixed Price	Weighted Average Fixed Price	Weighted Average Floor Price	Weighted Average Ceiling Price	Total Bbls Hedged/day	Index
Swaps - 2019	$—	$56.10	$—	$—	1,727	NYMEX-WTI
Swaps - 2019	$(20.15)	$—	$—	$—	150	WCS-CRUDE-OIL
Swaps - 2020	$—	$55.81	$—	$—	1,931	NYMEX-WTI
Swaps - 2021	$—	$55.78	$—	$—	672	NYMEX-WTI
Collars - 2021	$—	$—	$52.00	$58.80	672	NYMEX-WTI

PREFERRED UNIT DISTRIBUTION

The Partnership announces that the Board of Directors of its general partner declared a cash distribution for: (1) its Class A Convertible Preferred Units for the first quarter of 2019, a cash distribution of $0.0430 per Preferred Unit and (2) its Class B Convertible Preferred Units for the first quarter of 2019, a cash distribution of $0.0306 per Preferred Unit, according to terms outlined in the Partnership Agreement. Such cash distributions will be paid on or before May 15, 2019, to holders of record as of the close of business on May 7, 2019.

FISCAL YEAR 2019 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

FIRST QUARTER 2019 CONFERENCE CALL

As announced on April 30, 2019, Mid-Con Energy’s management will host a conference call on Thursday, May 2, 2019, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 2352589) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com. A replay of the conference call will be available through Thursday, May 9, 2019, by dialing 1-855-859-2056 (Conference ID: 2352589). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located primarily in Oklahoma and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$185	$467
Accounts receivable
Oil and natural gas sales	5,035	3,691
Other	179	503
Derivative financial instruments	—	5,666
Prepaid expenses and other	487	118
Assets held for sale, net	430	430
Total current assets	6,316	10,875
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	276,389	379,441
Unproved properties	3,371	2,928
Other property and equipment	1,551	427
Accumulated depletion, depreciation, amortization and impairment	(90,710)	(175,948)
Total property and equipment, net	190,601	206,848
Derivative financial instruments	—	2,418
Other assets	1,385	1,563
Total assets	$198,302	$221,704

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$804	$141
Related parties	1,176	3,732
Derivative financial instruments	2,928	—
Accrued liabilities	590	2,024
Other current liabilities	408	—
Total current liabilities	5,906	5,897
Derivative financial instruments	1,329	—
Long-term debt	68,000	93,000
Other long-term liabilities	782	47
Asset retirement obligations	29,780	26,001
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	22,016	21,715
Class B convertible preferred units - 9,803,921 issued and outstanding, respectively	14,683	14,635
Equity, per accompanying statements
General partner	(831)	(786)
Limited partners - 30,785,958 and 30,436,124 units issued and outstanding, respectively	56,637	61,195
Total equity	55,806	60,409
Total liabilities, convertible preferred units and equity	$198,302	$221,704

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues
Oil sales	$14,594	$14,544
Natural gas sales	250	168
Other operating revenues	372	—
Loss on derivatives, net	(12,198)	(3,382)
Total revenues	3,018	11,330
Operating costs and expenses
Lease operating expenses	6,830	4,640
Production and ad valorem taxes	1,282	1,033
Other operating expenses	473	—
Impairment of proved oil and natural gas properties	—	8,751
Depreciation, depletion and amortization	3,098	3,441
Dry holes and abandonments of unproved properties	—	88
Accretion of discount on asset retirement obligations	328	153
General and administrative	2,662	1,894
Total operating costs and expenses	14,673	20,000
Gain (loss) on sales of oil and natural gas properties, net	9,469	(400)
Loss from operations	(2,186)	(9,070)
Other (expense) income
Interest income	8	2
Interest expense	(1,615)	(1,339)
Other income	5	—
Loss on settlements of asset retirement obligations	—	(11)
Total other expense	(1,602)	(1,348)
Net loss	(3,788)	(10,418)
Less: Distributions to preferred unitholders	1,149	1,016
Less: General partner's interest in net loss	(45)	(123)
Limited partners' interest in net loss	$(4,892)	$(11,311)
Limited partners' interest in net loss per unit
Basic and diluted	$(0.16)	$(0.37)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,630	30,176

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(3,788)	$(10,418)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation, depletion and amortization	3,098	3,441
Debt issuance costs amortization	178	154
Accretion of discount on asset retirement obligations	328	153
Impairment of proved oil and natural gas properties	—	8,751
Dry holes and abandonments of unproved properties	—	88
Loss on settlements of asset retirement obligations	—	11
Cash paid for settlements of asset retirement obligations	—	(27)
Mark to market on derivatives
Loss on derivatives, net	12,198	3,382
Cash settlements received (paid) for matured derivatives	143	(1,324)
(Gain) loss on sales of oil and natural gas properties	(9,469)	400
Non-cash equity-based compensation	334	239
Changes in operating assets and liabilities
Accounts receivable	(1,344)	234
Other receivables	127	(280)
Prepaids and other	(369)	(331)
Accounts payable - trade and accrued liabilities	432	319
Accounts payable - related parties	(2,999)	(357)
Net cash (used in) provided by operating activities	(1,131)	4,435
Cash flows from investing activities
Acquisitions of oil and natural gas properties	(2,796)	(8,899)
Additions to oil and natural gas properties	(3,057)	(1,465)
Proceeds from sales of oil and natural gas properties	32,502	1,151
Net cash provided by (used in) investing activities	26,649	(9,213)
Cash flows from financing activities
Proceeds from line of credit	7,000	2,000
Payments on line of credit	(32,000)	(11,762)
Debt issuance costs	—	(651)
Proceeds from sale of Class B convertible preferred units, net of offering costs	—	14,971
Distributions to Class A convertible preferred units	(500)	(1,000)
Distributions to Class B convertible preferred units	(300)	—
Net cash (used in) provided by financing activities	(25,800)	3,558
Net decrease in cash and cash equivalents	(282)	(1,220)
Beginning cash and cash equivalents	467	1,832
Ending cash and cash equivalents	$185	$612

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA” which is a non-generally accepted accounting principles (“Non-GAAP”) measure used by our management to describe financial performance with external users of our financial statements. The Partnership believes the Adjusted EBITDA is useful to investors because this measurement is used by many companies in its industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry. Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Non-cash equity-based compensation;
•	(Gain) loss on sales of oil and natural gas properties, net; and
•	Dry holes and abandonments on unproved properties.

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575